Exhibit 99.1

Pier 1 Imports, Inc. Reports Fourth Quarter and Full Year Fiscal 2019 Financial Results

Provides Update on Fiscal 2020 Action Plans and Expense Reduction Initiatives

FORT WORTH, Texas--(BUSINESS WIRE)--April 17, 2019--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the 13-week fourth quarter and 52-week full year ended March 2, 2019. Except where indicated, year-over-year comparisons reflect the 14-week fourth quarter and 53-week full year of fiscal 2018 ended March 3, 2018.

Fourth Quarter Fiscal 2019 Financial Summary

  Company comparable sales decreased 13.7% compared to the 13-week period of fiscal 2018; the Company estimates that the shift of certain holiday selling days, which were not included in this year’s fiscal fourth quarter, negatively impacted fourth quarter fiscal 2019 company comparable sales by approximately 750 basis points.
  Net sales decreased 19.5% to $412.5 million compared to the fourth quarter of fiscal 2018;
  Net loss of $68.8 million, or ($0.85) per share;
  Inventory of $347.6 million, flat to fiscal 2018 year end; and
  Cash and cash equivalents of $54.9 million at year end, $50 million of borrowings under the Company’s FILO tranche and an undrawn revolver facility.

“We are pleased to be sharing our fiscal 2020 action plan today, which is designed to reset our operating model and rebuild our business for the future,” said Cheryl Bachelder, Interim CEO. “As anticipated, our fourth quarter sales and profitability were disappointing and reflect the execution issues we identified earlier in the year and have been working with urgency to correct. Since December, we assembled a capable leadership team, brought consulting expertise onboard, began a rapid diagnostic process and selected priority initiatives designed to improve our operating model and financial performance. Short term, we exited some legacy inventory, revamped the focus of our spring/summer merchandise and marketing, and implemented an organizational redesign in support of our go-forward plan.”

Fourth Quarter Fiscal 2019 and Recent Business Highlights

  Reduced legacy inventory that was not uniquely Pier 1 merchandise and rebuilt the assortments for fall, harvest and holiday;
  Established clearer merchandise focus in stores and redesigned spring marketing messages with consistency across all media channels;

  Engaged in a holistic review of the business to re-engineer processes, build internal capabilities and identify revenue growth and margin improvement opportunities; and
  Implemented an organizational redesign to align with the Company’s future strategy and enable reinvestment around core competencies.

Fiscal 2020 Action Plans and Expense Reduction Initiatives

Pier 1 is implementing an action plan designed to drive benefits in fiscal 2020 of approximately $100-$110 million by resetting its gross margin and cost structure. Approximately one-third of the benefits are expected to be realized in gross margin, with the remaining two-thirds coming from cost reduction. After reinvesting in the business, the Company believes it will be positioned to recapture approximately $30-$40 million of net income and $45-$55 million of EBITDA in fiscal year 2020. The Company expects to capture efficiencies and drive improvement in the following areas: 1) Revenue and Margin; 2) Marketing and Promotional Effectiveness; 3) Sourcing and Supply Chain; 4) Cost Cutting; and 5) Store Optimization.

As part of the $100-$110 million of benefits discussed above, the Company has identified approximately $70-$80 million of selling, general and administrative (“SG&A”) savings opportunity for fiscal 2020, the majority of which is expected to be realized in the second half of the year. This SG&A savings opportunity for fiscal 2020 reflects an expected annual run-rate of approximately $95-$105 million.

After closing 30 stores in fiscal 2019, the Company is considering closing up to 45 locations in fiscal 2020 as leases expire. Further, Pier 1 has conducted a review of its store portfolio and will be seeking occupancy cost reductions. The store closure number could increase to up to 15% of stores if the Company is unable to achieve performance goals, sales targets, and reductions in occupancy and other costs.

Ms. Bachelder added, “We are continuing to focus on opportunities and initiatives to help drive incremental benefits in the coming years, creating the runway to return our brand to long-term health and sustainable financial performance. I am pleased to see our teams executing against our new action plan with urgency and believe our customer will return to a revitalized Pier 1 this fall.”

Fourth Quarter Fiscal 2019 Results of Operations

Net sales for the 13-week fourth quarter of fiscal 2019 decreased 19.5% to $412.5 million, compared to $512.2 million for the 14-week fourth quarter of fiscal 2018. Company comparable sales on a 13-week basis decreased 13.7% compared to the year ago period. The Company estimates that the shift of certain holiday selling days, which were not included in this year’s fiscal fourth quarter, negatively impacted fourth quarter fiscal 2019 company comparable sales by approximately 750 basis points. The decline in company comparable sales is a result of lower average customer spend, which is primarily attributable to changes in the Company’s merchandise mix, as well as decreased store traffic. The Company operated 973 stores at the end of fiscal 2019, a decrease of 30 from fiscal 2018 year end.

Gross profit for the fourth quarter of fiscal 2019 totaled $106.8 million, or 25.9% of net sales, compared to $189.7 million, or 37.0% of net sales, for the 14-week fourth quarter of fiscal 2018. The year-over-year decline in gross margin rate reflects lower merchandise margin, as well as 260 basis points of deleverage on occupancy costs. The year-over-year decline in merchandise margin rate is primarily attributable to lower input margins and increased clearance activity.

SG&A expenses for the 13-week fourth quarter of fiscal 2019 were $158.7 million, or 38.5% of net sales, compared to $147.9 million, or 28.9% of net sales, for the 14-week fourth quarter of fiscal 2018. The following table details the breakdown of SG&A expenses for the fourth quarter of fiscal 2019 as compared to last year (in millions).

	13 Weeks Ended		14 Weeks Ended
	March 2, 2019		March 3, 2018
	Expense	% Sales	Expense	% Sales

Compensation for operations	$65.1	15.8%	$65.8	12.9%
Operational expenses	22.7	5.5%	24.4	4.8%
Marketing	22.9	5.6%	23.0	4.5%
Other selling, general and administrative	48.0	11.6%	34.7	6.8%
Total selling, general and administrative (1)	$158.7	38.5%	$147.9	28.9%

(1)	The period ended March 2, 2019 includes transformation costs of approximately $19 million primarily related to professional fees and severance costs.

Operating loss for the fourth quarter of fiscal 2019 was $65.3 million compared to operating income of $28.2 million for the prior year period. Net loss for the fourth quarter of fiscal 2019 totaled $68.8 million, or ($0.85) per share, which includes transformation costs of approximately $19 million primarily related to professional fees and severance costs. This compares to net income of $15.1 million, or $0.19 per share a year ago, and adjusted net income (non-GAAP) of $16.6 million, or $0.21 per share, which excludes $1.5 million, or $0.02 per share related to the tax effect of regulatory costs relating to an ongoing Consumer Product Safety Commission (“CPSC”) inquiry. The Company estimates that the 14th week in fiscal 2018 contributed approximately $0.04 to earnings per share. EBITDA in the fourth quarter of fiscal 2019 was ($51.9) million, which includes the transformation costs referred to above, compared to EBITDA of $41.5 million in the fourth quarter of fiscal 2018. A reconciliation of GAAP to non-GAAP measures is provided below.

Full Year Fiscal 2019 Results of Operations

Net sales for the fiscal year ended March 2, 2019 were $1.6 billion, a decrease of 13.7% compared to $1.8 billion for the 53-week period of fiscal 2018. Company comparable sales for fiscal 2019 decreased 11.0% from the 52-week period of fiscal 2018.

Gross profit for fiscal 2019 totaled $450.9 million, or 29.0% of net sales, compared to $658.1 million, or 36.6% of net sales, in fiscal 2018.

SG&A expenses for the full year ended March 2, 2019 were $587.5 million, or 37.8% of net sales, compared to $576.0 million, or 32.0% of net sales, in fiscal 2018. The following table details the breakdown of SG&A expenses for fiscal 2019 as compared to last year (in millions).

	52 Weeks Ended		53 Weeks Ended
	March 2, 2019		March 3, 2018
	Expense	% Sales	Expense	% Sales

Compensation for operations	$241.7	15.6%	$239.9	13.3%
Operational expenses	82.9	5.3%	88.8	4.9%
Marketing	118.4	7.6%	105.6	5.9%
Other selling, general and administrative	144.4	9.3%	141.6	7.9%
Total selling, general and administrative (1)	$587.5	37.8%	$576.0	32.0%

(1)

The fiscal year ended March 2, 2019 includes transformation costs of approximately $19 million primarily related to professional fees and severance costs. The fiscal year ended March 3, 2018 includes legal and regulatory costs and investments in brand consulting totaling approximately $12 million.

For the full year fiscal 2019, operating loss was $188.1 million compared to operating income of $28.6 million a year ago. Net loss for fiscal 2019 totaled $198.8 million, or ($2.46) per share, which includes transformation costs of approximately $19 million primarily related to professional fees and severance costs. This compares to net income of $11.6 million, or $0.14 per share, and adjusted net income (non-GAAP) of $16.8 million, or $0.21 per share, for fiscal 2018. Adjusted net income in fiscal 2018 excludes $6.6 million ($5.2 million, or $0.07 per share, net of tax) of expense for legal and regulatory costs related to a California wage-and-hour matter and an ongoing CPSC inquiry. As referenced above, the Company estimates that the 53rd week in fiscal 2018 contributed approximately $0.04 to earnings per share. EBITDA for fiscal 2019 was ($136.7) million, which includes the transformation costs referred to above, compared to EBITDA of $82.7 million, and adjusted EBITDA of $89.3 million, which excludes the legal and regulatory costs referred to above, in fiscal 2018. A reconciliation of GAAP to non-GAAP measures is provided below.

Financial Position

As of March 2, 2019, inventories totaled $347.6 million compared to $347.4 million a year ago. At year-end, the Company had $54.9 million of cash and cash equivalents, $191 million outstanding under its senior secured term loan, $50 million of borrowings under its FILO tranche and an undrawn revolving credit facility. The Company has reduced its planned capital expenditures for fiscal 2020 from $40 million to approximately $30 million.

Fourth Quarter Fiscal 2019 Financial Results Conference Call

The Company will hold a conference call to discuss fourth quarter and full year fiscal 2019 financial results and fiscal 2020 action plans at 4:00 p.m. Central Time/5:00 p.m. Eastern Time on Wednesday, April 17, 2019. A live audio webcast will be accessible at the Company’s website at https://investors.pier1.com. The call can also be accessed domestically at (866) 378-2926 and internationally at (409) 350-3152, conference ID 3193662.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release references non-GAAP financial measures including adjusted net income (loss), adjusted earnings (loss) per share, EBITDA and adjusted EBITDA.

The Company believes that the non-GAAP financial measures used in this press release allow management and investors to understand and compare results in a more consistent manner for the periods presented. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance, which provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. EBITDA should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income (loss) as a measure of operating performance. A reconciliation of net income (loss) to EBITDA is shown below for the periods indicated (in millions).

		13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
		March 2, 2019		March 3, 2018		March 2, 2019		March 3, 2018
		$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales
Net income (loss) (GAAP)		$(68.8)	(16.7)%	$15.1	2.9%	$(198.8)	(12.8)%	$11.6	0.6%

Add back:	Income tax provision (benefit)	(0.2)	0.0%	10.5	2.0%	(2.5)	(0.2)%	6.3	0.4%
	Interest expense, net	3.7	0.9%	2.4	0.5%	13.2	0.8%	11.2	0.6%
	Depreciation	13.4	3.2%	13.6	2.7%	51.5	3.3%	53.6	3.0%
EBITDA (non-GAAP)		$(51.9)	(12.6)%	$41.5	8.1%	$(136.7)	(8.8)%	$82.7	4.6%

This press release also references adjusted net income (loss), adjusted earnings (loss) per share and adjusted EBITDA, each of which excludes legal and regulatory costs relating to a California wage-and-hour matter and an ongoing CPSC inquiry incurred during fiscal 2018. Management believes these non-GAAP financial measures are useful in comparing the Company’s year-over-year operating performance and should be considered supplemental and not a substitute for the Company’s net income (loss) or earnings (loss) per share reported in accordance with GAAP for the periods presented. A reconciliation of net income (loss), earnings (loss) per share and EBITDA to adjusted net income (loss), adjusted earnings (loss) per share and adjusted EBITDA, respectively, is shown below for the periods indicated (in millions).

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	March 2, 2019	March 3, 2018	March 2, 2019	March 3, 2018

Net income (loss) (GAAP)	$(68.8)	$15.1	$(198.8)	$11.6
Add back: Legal and regulatory matters, net of tax (1)	—	1.5	—	5.2
Adjusted net income (loss) (non-GAAP)	$(68.8)	$16.6	$(198.8)	$16.8

Earnings (loss) per share (GAAP)	$(0.85)	$0.19	$(2.46)	$0.14
Add back: Legal and regulatory matters, net of tax (1)	—	0.02	—	0.07
Adjusted earnings (loss) per share (non-GAAP)	$(0.85)	$0.21	$(2.46)	$0.21

EBITDA (non-GAAP)	$(51.9)	$41.5	$(136.7)	$82.7
Add back: Legal and regulatory matters (1)	—	—	—	6.6
Adjusted EBITDA (non-GAAP)	$(51.9)	$41.5	$(136.7)	$89.3

(1) For the 53 weeks ended March 3, 2018, legal and regulatory costs related to a California wage-and-hour matter and an ongoing Consumer Product Safety Commission (“CPSC”) inquiry totaled $6.6 million, or $5.2 million ($0.07 per share) after adjusting for the tax impact. For the 14 weeks ended March 3, 2018, adjusted net income excludes $1.5 million, or $0.02 per share, related to the tax effect of the CPSC inquiry.

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: the impact of the organizational redesign of the Company’s corporate workforce; the impact of initiatives implemented in connection with the Company’s multi-year “New Day” strategic plan, particularly with respect to changes in the initiatives supporting the New Day plan and actions intended to return the Company to profitable growth; the impact of initiatives connected with the appointment of the Company's interim chief executive officer; fiscal 2020 action plans and expense reduction initiatives; the results of the evaluation of strategic alternatives and the terms, value and timing of any transaction resulting from that process, or the failure of any such transaction to occur; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the Company's ability to increase cash flows to support its operating activities; the effectiveness of the Company's relationships with, and operations of, its key suppliers; the Company’s ability to implement planned cost control measures and reductions in capital expenditures; risks related to U.S. import policy, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; changes in foreign currency values relative to the U.S. dollar; the Company's ability to identify a successor chief executive officer and chief financial officer and retain its senior management team; and the Company's ability to comply with the continued listing criteria of the NYSE, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarterly period ended December 1, 2018 and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About Pier 1

Founded with a single store in 1962, Pier 1 is a leading omnichannel retailer of unique home décor and accessories. The company’s products are available through more than 970 Pier 1 stores in the U.S. and Canada and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	13 Weeks Ended		14 Weeks Ended
	March 2,	% of	March 3,	% of
	2019	Sales	2018	Sales

Net sales	$412,506	100.0%	$512,229	100.0%

Cost of sales	305,740	74.1%	322,516	63.0%

Gross profit	106,766	25.9%	189,713	37.0%

Selling, general and administrative expenses	158,718	38.5%	147,909	28.9%
Depreciation	13,383	3.2%	13,630	2.7%

Operating income (loss)	(65,335)	(15.8%)	28,174	5.4%

Nonoperating (income) and expenses:
Interest, investment income and other	(933)		(723)
Interest expense	4,624		3,371
	3,691	0.9%	2,648	0.5%

Income (loss) before income taxes	(69,026)	(16.7%)	25,526	4.9%
Income tax provision (benefit)	(225)	0.0%	10,472	2.0%

Net income (loss)	$(68,801)	(16.7%)	$15,054	2.9%

Earnings (loss) per share:
Basic	$(0.85)		$0.19

Diluted	$(0.85)		$0.19

Dividends declared per share:	$-		$0.07

Average shares outstanding during period:
Basic	81,305		79,835

Diluted	81,305		79,854

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	52 Weeks Ended		53 Weeks Ended
	March 2,	% of	March 3,	% of
	2019	Sales	2018	Sales

Net sales	$1,552,938	100.0%	$1,798,522	100.0%

Cost of sales	1,102,035	71.0%	1,140,372	63.4%

Gross profit	450,903	29.0%	658,150	36.6%

Selling, general and administrative expenses	587,459	37.8%	575,953	32.0%
Depreciation	51,529	3.3%	53,603	3.0%

Operating income (loss)	(188,085)	(12.1%)	28,594	1.6%

Nonoperating (income) and expenses:
Interest, investment income and other	(2,000)		(1,665)
Interest expense	15,294		12,362
	13,294	0.9%	10,697	0.6%

Income (loss) before income taxes	(201,379)	(13.0%)	17,897	1.0%
Income tax provision (benefit)	(2,546)	(0.2%)	6,271	0.4%

Net income (loss)	$(198,833)	(12.8%)	$11,626	0.6%

Earnings (loss) per share:
Basic	$(2.46)		$0.14

Diluted	$(2.46)		$0.14

Dividends declared per share:	$-		$0.28

Average shares outstanding during period:
Basic	80,708		80,223

Diluted	80,708		80,254

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	March 2,	March 3,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $49,532 and $115,456, respectively	$54,878	$135,379
Accounts receivable, net of allowance for doubtful accounts of $251 and $236, respectively	21,189	22,149
Inventories	347,584	347,440
Prepaid expenses and other current assets	49,876	48,794
Total current assets	473,527	553,762

Properties and equipment, net	149,356	178,767
Other noncurrent assets	33,407	39,790
	$656,290	$772,319

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$121,969	$71,279
Gift cards and other deferred revenue	37,655	55,281
Accrued income taxes payable	302	2,301
Current portion of long-term debt	2,000	2,000
Other accrued liabilities	107,539	106,268
Total current liabilities	269,465	237,129

Long-term debt	245,624	197,906
Other noncurrent liabilities	51,672	59,714

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	125
Paid-in capital	138,350	168,424
Retained earnings	534,419	726,232
Cumulative other comprehensive loss	(7,861)	(7,477)
Less -- 39,618,000 and 41,974,000 common shares in treasury, at cost, respectively	(575,504)	(609,734)
Total shareholders' equity	89,529	277,570
	$656,290	$772,319

Pier 1 Imports, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	52 Weeks Ended	53 Weeks Ended
	March 2,	March 3,
	2019	2018

Cash flows from operating activities:
Net income (loss)	$(198,833)	$11,626
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation	59,523	61,430
Stock-based compensation expense	2,756	3,809
Deferred compensation, net	4,169	2,414
Deferred income taxes	(3,071)	6,012
Other	3,615	2,111
Changes in cash from:
Inventories	(540)	53,536
Prepaid expenses and other assets	3,348	(17,546)
Accounts payable and other liabilities	32,249	(33,829)
Accrued income taxes payable, net of payments	(2,014)	(23,757)
Net cash provided by (used in) operating activities	(98,798)	65,806

Cash flows from investing activities:
Capital expenditures	(36,444)	(53,249)
Proceeds from disposition of properties	2,058	160
Proceeds from sale of restricted investments	12,063	27,562
Purchase of restricted investments	(6,927)	(26,082)
Net cash used in investing activities	(29,250)	(51,609)

Cash flows from financing activities:
Cash dividends	-	(22,294)
Purchases of treasury stock	-	(10,000)
Stock purchase plan and other, net	1,400	2,307
Repayments of long-term debt	(2,000)	(2,000)
Debt issuance costs	(1,170)	(1,291)
Borrowings under revolving line of credit	-	8,000
Repayments of borrowings under revolving line of credit	-	(8,000)
Borrowings under FILO/ABL Term Loan	50,000	-
Net cash provided by (used in) financing activities	48,230	(33,278)

Effect of exchange rate changes on cash	(683)	-

Change in cash and cash equivalents	(80,501)	(19,081)

Cash and cash equivalents at beginning of period	135,379	154,460

Cash and cash equivalents at end of period	$54,878	$135,379

CONTACT:
Investor Relations Contact:
Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com